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                                                                   Exhibit 99.9
                                AMENDMENT 2002-2
                                     to the
                           NORDSTROM.com 401(k) PLAN

The NORDSTROM.com 401(k) Plan (the "Plan") is hereby amended effective August 2, 2002, pursuant to Sections 11.1-3 and 13.2 of the Plan, to increase the number of outstanding loans available to a participant at any given time and to conform the Plan to reflect the corporate name change and reorganization of Nordstrom Direct, Inc., formerly known as NORDSTROM.com, L.L.C., the Plan sponsor.

  The title page and all references to the name of the Plan are updated by replacing "NORDSTROM.com 401(k) Plan" with "Nordstrom Direct, Inc. 401(k) Plan."

  Section 2.1 ("Administrative or Retirement Committee") is replaced in its entirety with the following:

     2.1-1 "Administrator" means Nordstrom Direct, Inc., charged with those duties and powers and duties of Plan and Trust administration under 11.1-4 and Article III."

     2.1-2 "Administrative or Retirement Committee" means the Nordstrom Profit Sharing Retirement Committee, established by the Board of
Directors of the Company under 11.1-2(e), and charged with those powers and duties under Section 11.1-5.

  Article II (Definitions) is amended by adding the following Section 2.2A:

     2.2A "Company" means NORDSTROM.com, L.L.C. and its successors, including Nordstrom Direct, Inc.

  Section 2.6 ("Employer") is amended to reflect the corporate name change and reorganization of Nordstrom Direct, Inc., formerly known as NORDSTROM.com,
L.L.C.:

     2.6 "Employer" and "Employers" mean NORDSTROM.com, L.L.C. and its successors, including Nordstrom Direct, Inc., and any other employers that adopt this Plan and Trust.

  Section 11.1-2 Board Powers and Duties is amended to reflect the Company's current corporate structure:

     11.1-2  Board Powers and Duties.  Subject to the liability limitation in
(f) below, the Board of Directors of the Company ("Board") has the exclusive powers set forth in the following (a)-(f):
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                                *   *   *

  Section 15.1-2(c) is amended by replacing section 15.1-2(c) with the following to increase the number of outstanding loans available to a Participant at any time from one to two:

     15.1-2  Limits on Borrowed Amount  *   *   *

          (c) Only Two (2) Loans. No more than two (2) loans may be outstanding to a Participant at any time.

                             *    *    *    *     *

     SIGNED pursuant to proper authority this 10th day of October, 2002.


Attest:                                  NORDSTROM DIRECT, INC.



By:/s/ Kimberly Jaderholm                By:/s/ James H. Bromley
   -----------------------------            -----------------------------
Vice President, HR and Administration       President, Nordstrom Direct